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                                                                     Exhibit 5.1

                           Drinker Biddle & Reath LLP
                                One Logan Square
                            18th and Cherry Streets
                            Philadelphia, PA 19103


                                  March 8, 2002



Cott Beverages Inc.
   c/o Cott Corporation
207 Queen's Quay West
Toronto, Ontario M5J 1A7




Ladies and Gentlemen:

         We have acted as counsel to Cott Beverages Inc., a Georgia corporation (the "Company"), Cott Corporation, a Canada corporation ("Cott"), and certain of Cott's direct and indirect subsidiaries, Cott Holdings Inc., a Delaware and Nova Scotia corporation ("Cott Holdings"), Cott USA Corp., a Georgia corporation ("Cott USA"), Cott Vending Inc., a Delaware corporation ("Cott Vending"), and Interim BCB, LLC, a Delaware limited liability company ("Interim" and together with Cott, Cott Holdings, Cott USA and Cott Vending, the "Guarantors"), in connection with the preparation and filing of a Registration Statement on Form S-4 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), and relating to $275,000,000 principal amount of the Company's 8% Senior Subordinated Notes due 2011, Series B (the "Exchange Notes"), to be issued by the Company in exchange for $275,000,000 principal amount of the Company's 8% Senior Subordinated Notes due 2011, Series A (the "Outstanding Notes") and the guarantees (the "Guarantees") of the Exchange Notes. The Exchange Notes and Guarantees will be issued pursuant to the indenture, dated as of December 21, 2001 (the "Indenture"), by and among the Company, the Guarantors and HSBC Bank USA, as Trustee. The terms of the Guarantees are set forth in Article XI of the Indenture.

         In this connection, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the certificates of incorporation and bylaws and certificate of formation and operating agreement, as amended, of each of the Company and the Guarantors, as applicable, minutes and resolutions of the board of directors of the Company and the Guarantors, as applicable, and such other documents

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and corporate records relating to the Company and the Guarantors and the issuance of the Exchange Notes as we have deemed appropriate.

         In all cases, we have assumed the genuineness of signatures, the authenticity of documents submitted as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and information made available to us by the Company and the Guarantors. We have further assumed that the documents set forth in the first sentence of this paragraph have been duly authorized, executed and delivered by and are the legal, valid and binding obligations of all parties thereto other than the Company or the Guarantors.

         As to questions of fact material to this opinion, we have relied upon the accuracy of the certificates and other comparable documents of officers and representatives of the Company and the Guarantors, upon statements made to us in discussions with the Company's and Guarantor's management and upon certificates of public officials. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

         Insofar as the opinions below relate to (i) the laws of the State of Georgia, we have relied upon the opinion of Page, Scrantom, Sprouse, Tucker & Ford, P.C.,(ii) the laws of Canada and Ontario, we have relied upon the opinion of Goodmans LLP, and (iii) the laws of the State of New York, we have relied upon the opinion of Howe & Addington LLP, in each case dated the date hereof and addressed to us.

         Based on the foregoing, and subject to the qualifications, limitations and assumptions stated herein, in our opinion:

         1. The Exchange Notes and the Guarantees have been validly authorized for issuance; and

         2. When the Exchange Notes have been issued pursuant to the terms of the Indenture on the terms provided for in the Registration Statement, the Exchange Notes and the Guarantees will have been legally issued and will constitute binding obligations of the Company and the Guarantors, respectively.

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         Our opinion set forth above is qualified to the extent that enforcement of the Exchange Notes and the Guarantees may be limited by the application of equitable principles (whether considered in a proceeding at law or in equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) and by bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect affecting the enforcement of creditors' rights and remedies (including those relating to fraudulent conveyances and transfers);

         We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus included within the Registration Statement. In consenting to such filing and to such references to our firm, we do not admit that our consent establishes that we come within the categories of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.



                                            Very truly yours,

                                            /s/ Drinker Biddle & Reath LLP

                                            DRINKER BIDDLE & REATH LLP


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